Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 29, 2019, pursuant to the Agreement and Plan of Merger dated January 16, 2019 (the “Merger Agreement”), by and among Fiserv, Inc. (“Fiserv”), 300 Holdings, Inc. (“Merger Sub”), a wholly owned subsidiary of Fiserv, and First Data Corporation (“First Data”), Merger Sub merged with and into First Data, with First Data as the surviving entity and a wholly owned subsidiary of Fiserv (the “Merger”).

In connection with the Merger, Fiserv entered into a bridge facility commitment letter, pursuant to which it obtained commitments for a 364-day senior unsecured bridge term loan facility in an aggregate principal amount of $17,000 million. Subsequently, on February 15, 2019, Fiserv entered into a new term loan credit agreement with a syndicate of financial institutions pursuant to which such financial institutions committed to provide Fiserv with a senior unsecured term loan facility in an aggregate principal amount of $5,000 million. In addition, on June 24, 2019, Fiserv completed an offering of $9,000 million aggregate principal amount of U.S. dollar-denominated senior notes, and on July 1, 2019, Fiserv completed an offering of approximately $3,000 million aggregate principal amount of euro- and sterling-denominated senior notes, comprised of €1,500 million and £1,050 million aggregate principal amount of senior notes, respectively. The aggregate principal amount of the commitments under the term loan credit agreement and senior notes replaced the commitments in respect of the bridge facility in accordance with the terms of the bridge facility commitment letter. As a result, there are no bridge facility commitments remaining.

In addition, Fiserv entered into amendments to its existing revolving credit facility (as amended, the “revolving credit facility”) to modify certain provisions in order to facilitate the Merger and borrowings under the existing revolving credit facility in connection with the Merger, increase the commitments available thereunder by $1,500 million and make certain additional amendments to facilitate the operation of the combined business following the Merger. Refer to Note 4 for a summary of the impact the financing arrangements are expected to have on the short-term and long-term debt balances and refer to Note 5 for details on the impact these financing arrangements are expected to have on the unaudited pro forma condensed combined statements of income.

The following unaudited pro forma condensed combined financial statements give effect to the Merger and include adjustments for the following:

•	certain reclassifications to conform historical financial statement presentation of Fiserv and First Data;

•

application of the acquisition method of accounting under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, which we refer to as ASC 805, “Business Combinations,” to reflect estimated Merger consideration of approximately $43.6 billion ($27.3 billion in share consideration based on the closing price of Fiserv common stock on July 22, 2019, and $16.3 billion (which includes accrued interest and prepayment penalties associated with the First Data debt) in repayment of First Data debt) in exchange for 100% of all outstanding First Data common stock;

•	the proceeds and uses of the new and amended financing arrangements entered into and incurred in connection with the Merger; and

•	transaction costs in connection with the Merger.

The following unaudited pro forma condensed combined financial statements and related notes are based on and should be read in conjunction with (i) the historical unaudited consolidated financial statements of Fiserv and related notes included in Fiserv’s Quarterly Report on Form 10-Q for the six months ended June 30, 2019, (ii) the historical audited consolidated financial statements of Fiserv and the related notes included in Fiserv’s Annual Report on Form 10-K for the year ended December 31, 2018, (iii) the historical unaudited consolidated financial statements of First Data and related notes included in First Data’s Quarterly Report on Form 10-Q for the six months ended June 30, 2019, which financial statements were filed as Exhibit 99.4 to this Current Report on Form 8-K and (iv) the historical audited consolidated financial statements of First Data and the related notes included in First Data’s Annual Report on Form 10-K for the year ended December 31, 2018, which financial statements were filed as Exhibit 99.2 to this Current Report on Form 8-K.

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2019 and for the year ended December 31, 2018 combine the historical consolidated statements of income of Fiserv and First Data, giving effect to the Merger as if it had been completed on January 1, 2018. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the historical consolidated balance sheets of Fiserv and First Data, giving effect to the Merger as if it had been completed on June 30, 2019.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing effect on the combined results of Fiserv and First Data. The unaudited pro forma condensed combined financial statements contained herein do not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Merger.

The statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period.

As of the date of this Current Report on Form 8-K, Fiserv has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the First Data assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets. Accordingly, apart from intangible assets, First Data assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of First Data’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on First Data’s actual assets and liabilities as of the closing date. In addition, the value of the total Merger consideration will be determined based on (i) the closing price of Fiserv common stock on the closing date and the number of issued and outstanding shares of First Data common stock immediately prior to the closing, and (ii) the outstanding debt repaid on the closing date, which may differ from the amount of debt outstanding as of June 30, 2019. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial statements, and the differences may be material.

Fiserv has not identified all adjustments necessary to conform First Data’s accounting policies to Fiserv’s accounting policies. As more information becomes available, Fiserv will perform a more detailed review of First Data’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information. Further, there were no material intercompany transactions and balances between Fiserv and First Data as of and for the six months ended June 30, 2019 and for the year ended December 31, 2018.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. Fiserv estimated the fair value of First Data’s assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in First Data’s SEC filings and other publicly available information.

A final determination of the fair value of First Data’s assets acquired and liabilities assumed will be performed based on First Data’s actual assets and liabilities as of the closing date. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial statements may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial statements.

FISERV, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2019

(in millions)

	Historical Fiserv	Historical First Data	Pro Forma Reclassification Adjustments (Note 2)	Pro Forma Adjustments	(Note 4)	Pro Forma Condensed Combined
Assets
Cash and cash equivalents	$8,441	$544	$—	$(7,765)	(a)	$1,220
Trade accounts receivable, net	989	2,162	—	—		3,151
Prepaid expenses and other current assets	779	323	—	—		1,102
Settlement assets	—	23,929	—	—		23,929

Total current assets	10,209	26,958	—	(7,765)		29,402
Property and equipment, net	418	922	—	—		1,340
Intangible assets, net	2,102	—	3,218	14,182	(b)	19,502
Goodwill	5,702	17,508	—	11,883	(c)	35,093
Customer relationships, net	—	1,641	(1,641)	—		—
Other intangibles, net	—	1,935	(1,935)	—		—
Contract costs, net	445	—	183	—		628
Investment in affiliates	—	1,078	(1,078)	—		—
Other long-term assets	764	989	1,253	—		3,006

Total assets	$19,640	$51,031	$—	$18,300		$88,971

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$1,685	$1,727	$(115)	$(146)	(a)	$3,151
Short-term and current maturities of long-term debt	9	1,150	—	(146)	(d)	1,013
Contract liabilities	360	—	115	—		475
Settlement obligations	—	23,929	—	—		23,929

Total current liabilities	2,054	26,806	—	(292)		28,568
Long-term debt	13,747	15,811	—	(7,169)	(d)	22,389
Deferred income taxes	713	94	—	3,262	(e)	4,069
Long-term contract liabilities	106	—	159	—		265
Other long-term liabilities	474	807	(159)	—		1,122

Total liabilities	17,094	43,518	—	(4,199)		56,413

Commitments and contingencies
Redeemable noncontrolling interest	—	92	—	—		92
Shareholders’ equity:
Total Fiserv equity	2,546	—	—	27,152	(f)	29,698
Total First Data equity	—	4,653	—	(4,653)	(f)	—

Total shareholders’ equity	2,546	4,653	—	22,499		29,698
Noncontrolling interests	—	2,768	—	—		2,768

Total equity	2,546	7,421	—	22,499	(f)	32,466

Total liabilities and equity	$19,640	$51,031	$—	$18,300		$88,971

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

FISERV, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the six months ended June 30, 2019

(in millions, except per share data)

	Historical Fiserv	Historical First Data	Pro Forma Reclassification Adjustments (Note 2)	Pro Forma Adjustments	(Note 5)	Pro Forma Condensed Combined	(Note 5)
Revenue:
Revenues excluding reimbursable items	$—	$4,413	$(4,413)	$—		$—
Processing and services	2,621	—	3,856	—		6,477
Product	393	—	945	—		1,338
Reimbursable items	—	388	(388)	—		—

Total revenue	3,014	4,801	—	—		7,815

Expenses:
Cost of revenues (exclusive of items shown below)	—	1,514	(1,514)	—		—
Cost of processing and services	1,241	—	1,729	753	(a)	3,723
Cost of product	342	—	598	—		940
Selling, general and administrative	684	1,348	134	(79)	(b)	2,087
Gain on sale of business	(10)	—	—	—		(10)
Depreciation and amortization	—	499	(499)	—		—
Other operating expenses, net	—	60	(60)	—		—
Reimbursable items	—	388	(388)	—		—

Total expenses	2,257	3,809	—	674		6,740

Operating income	757	992	—	(674)		1,075
Interest expense	(123)	—	123	—		—
Interest expense, net	—	(405)	(116)	119	(c)	(402)
Debt financing activities	(96)	—	—	96	(b)	—
Loss on early debt extinguishment	—	(3)	—	—		(3)
Non-operating income	11	—	(11)	—		—
Other income (expense)	—	(35)	4	—		(31)

Income before income taxes and income (loss) from investments in unconsolidated affiliates	549	549	—	(459)		639
Income tax provision	(91)	(114)	—	106	(d)	(99)
Income (loss) from investments in unconsolidated affiliates	(10)	116	—	—		106

Net income	448	551	—	(353)		646
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	—	107	—	(113)	(a)	(6)

Net income attributable to shareholders	$448	$444	$—	$(240)		$652

Net income attributable to shareholders per share – basic	$1.14	$0.47				$0.96
Net income attributable to shareholders per share – diluted	$1.12	$0.46				$0.95

Shares used in computing net income per share:
Basic	392.1	940				678.7	(e)
Diluted	399.4	969				686.0	(e)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

FISERV, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the year ended December 31, 2018

(in millions, except per share data)

	Historical Fiserv	Historical First Data	Pro Forma Reclassification Adjustments (Note 2)	Pro Forma Adjustments	(Note 5)	Pro Forma Condensed Combined	(Note 5)
Revenue:
Revenues excluding reimbursable items	$—	$8,679	$(8,679)	$—		$—
Processing and services	4,975	—	7,606	—		12,581
Product	848	—	1,892	—		2,740
Reimbursable items	—	819	(819)	—		—

Total revenue	5,823	9,498	—	—		15,321

Expenses:
Cost of revenues (exclusive of items shown below)	—	3,005	(3,005)	—		—
Cost of processing and services	2,324	—	3,494	1,581	(a)	7,399
Cost of product	745	—	1,187	—		1,932
Selling, general and administrative	1,228	2,651	271	—		4,150
Gain on sale of businesses	(227)	—	(197)	—		(424)
Depreciation and amortization	—	1,009	(1,009)	—		—
Other operating expenses, net	—	119	(119)	—		—
Reimbursable items	—	819	(819)	—		—

Total expenses	4,070	7,603	(197)	1,581		13,057

Operating income	1,753	1,895	197	(1,581)		2,264
Interest expense	(193)	—	193	—		—
Interest expense, net	—	(917)	(189)	353	(c)	(753)
Loss on early debt extinguishment	(14)	(153)	—	—		(167)
Non-operating income	9	—	(9)	—		—
Other income (expense)	—	201	(192)	—		9

Income before income taxes and income from investments in unconsolidated affiliates	1,555	1,026	—	(1,228)		1,353
Income tax provision	(378)	(49)	—	283	(d)	(144)
Income from investments in unconsolidated affiliates	10	221	—	—		231

Net income	1,187	1,198	—	(945)		1,440
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	—	193	—	(196)	(a)	(3)

Net income attributable to shareholders	$1,187	$1,005	$—	$(749)		$1,443

Net income attributable to shareholders per share – basic	$2.93	$1.08				$2.08
Net income attributable to shareholders per share – diluted	$2.87	$1.05				$2.06

Shares used in computing net income per share:
Basic	405.5	929				692.1	(e)
Diluted	413.7	957				700.3	(e)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of pro forma presentation

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2019 and for the year ended December 31, 2018 combine the historical consolidated statements of income of Fiserv and First Data, giving effect to the Merger as if it had been completed on January 1, 2018. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the historical consolidated balance sheets of Fiserv and First Data, giving effect to the Merger as if it had been completed on June 30, 2019.

Fiserv’s and First Data’s historical financial statements were prepared in accordance with U.S. GAAP and presented in U.S. dollars. As discussed in Note 2, certain reclassifications were made to align Fiserv’s and First Data’s financial statement presentation. Fiserv has not identified all adjustments necessary to conform First Data’s accounting policies to Fiserv’s accounting policies. As more information becomes available, Fiserv will perform a more detailed review of First Data’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information. Further, there were no material intercompany transactions and balances between Fiserv and First Data as of and for the six months ended June 30, 2019 and for the year ended December 31, 2018.

The accompanying unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting under the provisions of ASC 805, with Fiserv considered the acquirer of First Data. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined balance sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of First Data based upon management’s preliminary estimate of their fair values as of June 30, 2019. Fiserv has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the First Data assets acquired or liabilities assumed, other than a preliminary estimate for intangible assets. Accordingly, apart from intangible assets, First Data assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. Any differences between the fair value of the consideration transferred and the fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the purchase price allocation and related adjustments reflected in these unaudited pro forma condensed combined financial statements are preliminary and subject to revision based on a final determination of fair value.

All amounts presented within these Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are in millions, except per share data.

2. First Data and Fiserv reclassification adjustments

During the preparation of these unaudited pro forma condensed combined financial statements, management performed a preliminary analysis of First Data’s financial information to identify differences in accounting policies as compared to those of Fiserv and differences in financial statement presentation as compared to the presentation of Fiserv. At the time of preparing these unaudited pro forma condensed combined financial statements, Fiserv had not identified all adjustments necessary to conform First Data’s accounting policies to Fiserv’s accounting policies. The below adjustments represent Fiserv’s best estimates based upon the information currently available to Fiserv and could be subject to change once more detailed information is available.

Refer to the table below for a summary of reclassification adjustments made to present First Data’s balance sheet as of June 30, 2019 to conform with that of Fiserv:

Balance Sheet As of June 30, 2019 (in millions)	(a)	(b)	(c)	(d)	(e)	(f)	Pro Forma Reclassification Adjustments
Intangible assets, net	$1,641	$1,577	$—	$—	$—	$—	$3,218
Customer relationships, net	(1,641)	—	—	—	—	—	(1,641)
Other intangibles, net	—	(1,577)	(183)	(175)	—	—	(1,935)
Contract costs, net	—	—	183	—	—	—	183
Investment in affiliates	—	—	—	—	(1,078)	—	(1,078)
Other long-term assets	—	—	—	175	1,078	—	1,253
Accounts payable and accrued expenses	—	—	—	—	—	(115)	(115)
Contract liabilities	—	—	—	—	—	115	115
Long-term contract liabilities	—	—	—	—	—	159	159
Other long-term liabilities	—	—	—	—	—	(159)	(159)

(a)	Represents a reclassification of customer relationship intangible assets to conform with Fiserv’s presentation.
(b)	Represents a reclassification of other intangible assets to conform with Fiserv’s presentation.
(c)	Represents a reclassification of contract costs to conform with Fiserv’s presentation.
(d)	Represents a reclassification of contract assets to conform with Fiserv’s presentation.
(e)	Represents a reclassification of investment in affiliates to conform with Fiserv’s presentation.
(f)	Represents a reclassification of current and long-term contract liabilities to conform with Fiserv’s presentation.

Refer to the table below for a summary of reclassification adjustments made to Fiserv’s and First Data’s statement of income for the six months ended June 30, 2019 to conform presentation:

Statement of Income For the six months ended June 30, 2019 (in millions)	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	Pro Forma Reclassification Adjustments
Revenues excluding reimbursable items	$(4,413)	$—	$—	$—	$—	$—	$—	$—	$(4,413)
Processing and services	3,856	—	—	—	—	—	—	—	3,856
Product	557	388	—	—	—	—	—	—	945
Reimbursable items	—	(388)	—	—	—	—	—	—	(388)
Cost of revenues (exclusive of items shown below)	—	—	(1,514)	—	—	—	—	—	(1,514)
Cost of processing and services	—	—	1,322	—	396	11	—	—	1,729
Cost of product	—	—	192	388	18	—	—	—	598
Selling, general and administrative	—	—	—	—	85	49	—	—	134
Depreciation and amortization	—	—	—	—	(499)	—	—	—	(499)
Other operating expenses, net	—	—	—	—	—	(60)	—	—	(60)
Reimbursable items	—	—	—	(388)	—	—	—	—	(388)
Interest expense	—	—	—	—	—	—	123	—	123
Interest expense, net	—	—	—	—	—	—	(116)	—	(116)
Non-operating income	—	—	—	—	—	—	(7)	(4)	(11)
Other income (expense)	—	—	—	—	—	—	—	4	4

(a)	Represents a reclassification of First Data revenue to processing and services revenue and product revenue to conform with Fiserv’s presentation.
(b)	Represents a reclassification of First Data reimbursable items recorded in revenue to conform with Fiserv’s presentation.
(c)	Represents a reclassification of First Data cost of revenues to conform with Fiserv’s presentation.
(d)	Represents a reclassification of First Data reimbursable items recorded in expense to conform with Fiserv’s presentation.
(e)	Represents a reclassification of First Data depreciation and amortization to conform with Fiserv’s presentation.
(f)	Represents a reclassification of First Data other operating expenses, net to conform with Fiserv’s presentation.
(g)	Represents a net presentation of Fiserv’s and First Data’s interest income and expense amounts.
(h)	Represents a presentation of Fiserv non-operating income within other income (expense).

Refer to the table below for a summary of reclassification adjustments made to Fiserv’s and First Data’s statement of income for the year ended December 31, 2018 to conform presentation:

Statement of Income For the year ended December 31, 2018 (in millions)	(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	Pro Forma Reclassification Adjustments
Revenues excluding reimbursable items	$(8,679)	$—	$—	$—	$—	$—	$—	$—	$—	$(8,679)
Processing and services	7,606	—	—	—	—	—	—	—	—	7,606
Product	1,073	819	—	—	—	—	—	—	—	1,892
Reimbursable items	—	(819)	—	—	—	—	—	—	—	(819)
Cost of revenues (exclusive of items shown below)	—	—	(3,005)	—	—	—	—	—	—	(3,005)
Cost of processing and services	—	—	2,673	—	801	20	—	—	—	3,494
Cost of product	—	—	332	819	36	—	—	—	—	1,187
Selling, general and administrative	—	—	—	—	172	99	—	—	—	271
Gain on sale of businesses	—	—	—	—	—	—	(197)	—	—	(197)
Depreciation and amortization	—	—	—	—	(1,009)	—	—	—	—	(1,009)
Other operating expenses, net	—	—	—	—	—	(119)	—	—	—	(119)
Reimbursable items	—	—	—	(819)	—	—	—	—	—	(819)
Interest expense	—	—	—	—	—	—	—	193	—	193
Interest expense, net	—	—	—	—	—	—	—	(189)	—	(189)
Non-operating income	—	—	—	—	—	—	—	(4)	(5)	(9)
Other income (expense)	—	—	—	—	—	—	(197)	—	5	(192)

(a)	Represents a reclassification of First Data revenue to processing and services revenue and product revenue to conform with Fiserv’s presentation.
(b)	Represents a reclassification of First Data reimbursable items recorded in revenue to conform with Fiserv’s presentation.
(c)	Represents a reclassification of First Data cost of revenues to conform with Fiserv’s presentation.
(d)	Represents a reclassification of First Data reimbursable items recorded in expense to conform with Fiserv’s presentation.
(e)	Represents a reclassification of First Data depreciation and amortization to conform with Fiserv’s presentation.
(f)	Represents a reclassification of First Data other operating expenses, net to conform with Fiserv’s presentation.
(g)	Represents a reclassification of First Data gain on sale of businesses to conform with Fiserv’s presentation.
(h)	Represents a net presentation of Fiserv’s and First Data’s interest income and expense amounts.
(i)	Represents a presentation of Fiserv non-operating income within other income (expense).

3. Preliminary purchase price allocation

Refer to the table below for the preliminary calculation of estimated Merger consideration:

Preliminary calculation of estimated Merger consideration (in millions)	Note		Amount
Share consideration
Shares of First Data as of June 30, 2019	(i)	945.8
Exchange ratio		0.303
Fiserv common stock to be issued		286.6
Share price on July 22, 2019	(i)	$95.30

Estimated value of Fiserv common shares to be issued to First Data stockholders pursuant to the Merger Agreement			$27,313

Estimated repayment of First Data’s debt (including prepayment penalties and accrued interest) as of June 30, 2019	(ii)		16,328

Preliminary fair value of estimated total Merger consideration	(iii)		$43,641

(i)

Under the terms of the Merger Agreement, at close, First Data stockholders received a fixed exchange ratio of 0.303 of a share of Fiserv common stock, par value $0.01 per share, for each share of First Data common stock. For purposes of the unaudited pro forma condensed combined balance sheet, the estimated Merger consideration is based on the total First Data common stock issued and outstanding as of June 30, 2019 and the closing price per share of Fiserv common stock on July 22, 2019. A 10% change in the closing price per share of Fiserv common stock would increase or decrease the estimated fair value of share consideration transferred by approximately $2.7 billion.

(ii)

On the closing date, all of the outstanding historical debt of First Data (excluding debt reflected as receivable securitized loans, finance lease obligations and other arrangements and lines of credit) was repaid in connection with the Merger. For purposes of the unaudited pro forma condensed combined balance sheet, based on the amounts of First Data debt reflected as outstanding on the First Data balance sheet as of June 30, 2019, the assumed closing date for purposes of the unaudited pro forma condensed combined balance sheet, a total of $16,039 million was estimated to be repaid, comprising short-term debt of $396 million and long-term debt of $15,643 million. In addition, prepayment penalties and accrued interest of approximately $143 million and $146 million, respectively, associated with the First Data debt were estimated to be paid in connection with such repayment. Amounts outstanding under the various First Data financing arrangements changed between the date of the First Data balance sheet as of June 30, 2019 used for purposes of these unaudited pro forma condensed combined financial statements and the closing date. Accordingly, the amount of First Data debt actually repaid on the closing date differed from the amount estimated to be repaid as of June 30, 2019.

(iii)

In connection with the Merger, Fiserv agreed to convert certain equity awards held by First Data employees into Fiserv equity awards. At this time, Fiserv has not completed its analysis and calculations related to eligible employees and vesting schedules in sufficient detail necessary to arrive at fair value; however, the impact is not expected to be material in the context of the transaction. Any corresponding adjustment may result in the recognition of an incremental component of purchase consideration transferred, which is not currently reflected in the preliminary estimate of Merger consideration.

The preliminary estimated Merger consideration as shown in the table above is allocated to the tangible and intangible assets acquired and liabilities assumed of First Data based on their preliminary estimated fair values. As mentioned above in Note 1, Fiserv has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the First Data assets acquired or liabilities assumed, other than a preliminary estimate for intangible assets. Accordingly, assets acquired and liabilities assumed are presented at their respective carrying amounts and should be treated as preliminary values. The fair value assessments are preliminary and are based upon available information and certain assumptions, which Fiserv believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the unaudited pro forma condensed combined financial statements.

The following table sets forth a preliminary allocation of the estimated Merger consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of First Data using First Data’s unaudited consolidated balance sheet as of June 30, 2019, with the excess recorded to goodwill:

Description (in millions)	Amount
Preliminary fair value of estimated total Merger consideration	$43,641

Assets
Cash and cash equivalents	544
Trade accounts receivable	2,162
Prepaid expenses and other current assets	323
Settlement assets	23,929
Property and equipment	922
Intangible assets	17,400
Contract costs	183
Other long-term assets	2,242

Total assets	47,705
Liabilities
Accounts payable and accrued expenses	(1,466)
Short-term other arrangements and finance lease obligations	(754)
Contract liabilities	(115)
Settlement obligations	(23,929)
Long-term other arrangements and finance lease obligations	(168)
Deferred income taxes	(3,356)
Long-term contract liabilities	(159)
Other long-term liabilities	(648)

Total liabilities	(30,595)

Redeemable noncontrolling interest	(92)
Noncontrolling interests	(2,768)

Less: Net assets	14,250

Goodwill	$29,391

4. Adjustments to the unaudited pro forma condensed combined balance sheet

Refer to the items below for a reconciliation of the pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet:

(a)	Reflects the sources and uses of funds relating to the Merger as follows:

Description (in millions)	Note	Amount
Sources:
Proceeds from senior notes offering completed on June 24, 2019	(i)	$9,000
Proceeds from senior notes offering completed on July 1, 2019	(i)	3,000
Proceeds from term loans	(i)	5,000
Less: Capitalized debt issuance costs and original issue discount	(ii)	(149)

Total proceeds from term loans and senior notes		16,851
Uses:
Transaction costs	(iii)	(161)
Estimated repayment of First Data debt (including prepayment penalties and accrued interest) as of June 30, 2019	(iv)	(16,328)

		(16,489)

Less: Net proceeds from senior notes offering completed on June 24, 2019	(v)	(8,127)

Pro forma net adjustment to cash and cash equivalents		$(7,765)

(i)

To fund amounts payable in connection with the Merger, Fiserv incurred borrowings, which we refer to as the term loans, in an aggregate principal amount of $5,000 million under its new term loan credit agreement that was entered into on February 15, 2019 with a syndicate of financial institutions. In addition, Fiserv issued new senior debt securities, which we refer to as the senior notes, in an aggregate principal amount of approximately $12,000 million.

(ii)

Reflects debt issuance costs and original issue discount of approximately $149 million incurred in connection with the approximately $12,000 million issuance of senior notes, the $5,000 million incurrence of term loans, and the $1,500 million increase in commitments to Fiserv’s existing revolving credit facility. Does not include estimated cash paid for transaction costs to be incurred as of June 30, 2019, including bridge facility financing fees. Also does not include prepayment penalties associated with the First Data debt.

(iii)

Reflects the remaining estimated cash paid for transaction costs to be incurred as of June 30, 2019 by Fiserv and First Data, including bridge facility financing fees. Does not include prepayment penalties associated with the First Data debt.

(iv)

On the closing date, all of the outstanding historical debt of First Data (excluding debt reflected as receivable securitized loans, finance lease obligations and other arrangements and lines of credit) was repaid in connection with the Merger. For purposes of the unaudited pro forma condensed combined balance sheet, based on the amounts of First Data debt reflected as outstanding on the First Data balance sheet as of June 30, 2019, the assumed closing date for purposes of the unaudited pro forma condensed combined balance sheet, a total of $16,039 million was estimated to be repaid, comprising short-term debt of $396 million and long-term debt of $15,643 million. In addition, prepayment penalties and accrued interest of approximately $143 million and $146 million, respectively, associated with the First Data debt were estimated to be paid in connection with such repayment. Amounts outstanding under the various First Data financing arrangements changed between the date of the First Data balance sheet as of June 30, 2019 used for purposes of these unaudited pro forma condensed combined financial statements and the closing date. Accordingly, the amount of First Data debt actually repaid on the closing date differed from the amount estimated to be repaid as of June 30, 2019.

(v)

On June 24, 2019, Fiserv completed an offering of $9,000 million aggregate principal amount of senior notes. A portion of the net proceeds from the aforementioned offering was used to repay all outstanding borrowings totaling $790 million under Fiserv’s revolving credit facility. Remaining proceeds were invested in a highly liquid institutional bank deposit and were recorded as cash equivalents on the consolidated balance sheet as of June 30, 2019.

(b)	Reflects an adjustment to intangible assets, net based on a preliminary fair value assessment:

Description (in millions)	Note	Amount
Fair value of intangible assets acquired	(i)	$17,400
Removal of First Data’s historical intangible assets		(3,218)

Pro forma net adjustment to intangible assets, net		$14,182

(i)

Fiserv determined a preliminary estimate of intangible assets. The intangible assets, including customer relationships, technology and tradenames, have been amortized based on estimated useful lives of seven to fifteen years.

(c)	Reflects an adjustment to goodwill based on the preliminary purchase price allocation:

Description (in millions)	Note	Amount
Fair value of consideration transferred in excess of the preliminary fair value of assets acquired and liabilities assumed	(i)	$29,391
Removal of First Data’s historical goodwill		(17,508)

Pro forma net adjustment to goodwill		$11,883

(i)

Goodwill represents the excess of the estimated Merger consideration over the preliminary fair value of the underlying assets acquired and liabilities assumed. Refer to the preliminary estimated Merger consideration allocation in Note 3 above for more details.

(d)

In connection with the Merger, Fiserv incurred term loan borrowings in an aggregate principal amount of $5,000 million. In addition, Fiserv completed offerings of $9,000 million aggregate principal amount of U.S. dollar-denominated senior notes and approximately $3,000 million aggregate principal amount of euro- and sterling-denominated senior notes on June 24, 2019 and July 1, 2019, respectively. Fiserv also entered into amendments to its existing revolving credit facility to modify certain provisions in order to facilitate the Merger and borrowings under the existing revolving credit facility in connection with the Merger, increase the commitments available thereunder by $1,500 million and make certain additional amendments to facilitate the operation of the combined business following the Merger. Refer to the table below for a summary of the impact the financing arrangements were estimated to have on the short-term and long-term debt balances, and refer to Note 5 for details on the impact these financing arrangements are expected to have on the unaudited pro forma condensed combined statements of income.

Description (in millions)	Note	Amount
Proceeds from senior notes offering completed on June 24, 2019	(i)	$9,000
Proceeds from senior notes offering completed on July 1, 2019	(i)	3,000
Proceeds from term loans	(i)	5,000
Less: Capitalized debt issuance costs and original issue discount	(ii)	(149)

Total proceeds from term loans and senior notes		16,851
Repayments:
Estimated repayment of First Data’s debt as of June 30, 2019	(iii)	(16,039)
Less: Net proceeds from senior notes offering completed on June 24, 2019	(iv)	(8,127)

Pro forma net adjustment to debt		$(7,315)

Pro forma net adjustment to short-term and current maturities of long-term debt		$(146)
Pro forma net adjustment to long-term debt		$(7,169)

(i)

As mentioned in Note 4(a)(i), Fiserv incurred $5,000 million in aggregate principal amount of term loans under its new term loan credit agreement that was entered into on February 15, 2019 with a syndicate of financial institutions. In addition, Fiserv issued the senior notes in an aggregate principal amount of approximately $12,000 million.

(ii)

As mentioned in Note 4(a)(ii), reflects debt issuance costs and original issue discount of approximately $149 million incurred in connection with the approximately $12,000 million issuance of the senior notes, the $5,000 million incurrence of the term loans, and the $1,500 million increase in commitments to Fiserv’s existing revolving credit facility. Does not include estimated cash paid for transaction costs to be incurred as of June 30, 2019. Also does not include prepayment penalties associated with the First Data debt.

(iii)

On the closing date, all of the outstanding historical debt of First Data (excluding debt reflected as receivable securitized loans, finance lease obligations and other arrangements and lines of credit) was repaid in connection with the Merger. For purposes of the unaudited pro forma condensed combined balance sheet, based on the amounts of First Data debt reflected as outstanding on the First Data balance sheet as of June 30, 2019, the assumed closing date for purposes of the unaudited pro forma condensed combined balance sheet, a total of $16,039 million was estimated to be repaid, comprising short-term debt of $396 million and long-term debt of $15,643 million. Amounts outstanding under the various First Data financing arrangements changed between the date of the First Data balance sheet as of June 30, 2019 used for purposes of these unaudited pro forma condensed combined financial statements and the closing date. Accordingly, the amount of First Data debt actually repaid on the closing date differed from the amount estimated to be repaid as of June 30, 2019.

(iv)

On June 24, 2019, Fiserv completed an offering of $9,000 million aggregate principal amount of senior notes. A portion of the net proceeds from the aforementioned offering was used to repay all outstanding borrowings totaling $790 million under Fiserv’s revolving credit facility. Remaining proceeds were invested in a highly liquid institutional bank deposit and were recorded as cash equivalents on the consolidated balance sheet as of June 30, 2019.

(e)

Reflects a deferred income tax liability resulting from preliminary fair value adjustments to intangible assets. The estimate of the deferred tax liability was determined based on the book and tax basis difference using a blended federal and state statutory income tax rate of Fiserv of 23%. This estimate of the deferred income tax liability is preliminary and is subject to change based upon Fiserv’s final determination of the fair values of identifiable intangible assets acquired by jurisdiction.

(f)	Reflects an adjustment to Fiserv and First Data equity based on the following:

Description (in millions)	Note	Amount
Fair value of common stock issued to the sellers	(i)	$27,313
Transaction costs	(ii)	(161)
Removal of First Data’s historical shareholders’ equity		(4,653)

Pro forma net adjustment to total equity		$22,499

(i)	As disclosed in Note 3(i), the estimated value of Fiserv common shares to be issued pursuant to the Merger Agreement is $27,313 million.
(ii)

As disclosed in Note 4(a)(iii), represents the remaining estimated transaction costs to be incurred by Fiserv and First Data, including bridge facility financing fees. Does not include prepayment penalties associated with the First Data debt.

5. Adjustments to the unaudited pro forma condensed combined statements of income

Refer to the items below for a reconciliation of the adjustments reflected in the unaudited pro forma condensed combined statements of income:

(a)

The newly acquired intangible assets have been amortized based on estimated useful lives of seven to fifteen years. Pro forma amortization expense includes amortization expense for the newly identified intangible assets less the amortization expense on First Data’s historical intangible assets. The pro forma adjustments also reflect the amortization expense, net of tax, attributed to the noncontrolling interests of $113 million and $196 million for the six months ended June 30, 2019 and the year ended December 31, 2018, respectively, based on the ratio of First Data’s historical net income attributable to noncontrolling interests to net income for the six months ended June 30, 2019 and the year ended December 31, 2018, and as such, actual amortization expense attributable to noncontrolling interests may differ materially. Fiserv is still in the process of evaluating the fair value of the intangible assets. Any resulting change in the fair value would have a direct impact to amortization expense.

Description (in millions)	Estimated Fair Value	Estimated Useful Life	Six months ended June 30, 2019	Year ended December 31, 2018
Amortization expense for intangible assets	$17,400	7 - 15 years	$948	$2,001
Less: Historical First Data amortization			(195)	(420)

Pro forma net adjustment to cost of processing and services			$753	$1,581

(b)

Reflects the adjustments to reverse non-recurring transaction costs, which were recorded in Fiserv’s selling, general and administrative expenses and debt financing activities, and in First Data’s other operating expenses, net (reclassified to selling, general, and administrative expenses for pro forma purposes) for the six months ended June 30, 2019.

(c)	Historical interest expense has been adjusted as follows:

Description (in millions)	Principal balance	Note	Six months ended June 30, 2019	Year ended December 31, 2018
Increases to interest expense:
Senior notes	$12,000	(i)	$190	$379
Term loans	5,000	(ii)	84	178
Amortization of capitalized debt issuance costs and discounts		(iii)	9	18

		(iv)	283	575
Decreases to interest expense:
Historical interest expense of First Data for debt being repaid			$(402)	$(928)

Pro forma net adjustment to interest expense, net		(v)	$(119)	$(353)

(i)

As mentioned in Note 4(a)(i), Fiserv issued senior notes in an aggregate principal amount of approximately $12,000 million. The senior notes were issued at fixed rates of interest in various currencies and with various maturities. In addition, included in the adjustments to interest expense for the senior notes is the effect of treasury locks, which were entered into in connection with the senior notes and were designated as cash flow hedges.

(ii)

As mentioned in Note 4(a)(i), Fiserv incurred $5,000 million in aggregate principal amount of term loans under its new term loan credit agreement. The term loans bear variable rates of interest based on the LIBO rate plus a spread.

(iii)

Aggregate debt issuance costs and original issue discount resulting from the issuance of the senior notes, the incurrence of the term loans, and the increase of commitments under Fiserv’s existing revolving credit facility were estimated to amount to $149 million. Such amount does not include estimated cash paid for transaction costs to be incurred by Fiserv as of June 30, 2019, including bridge facility financing fees, nor does it include prepayment penalties associated with the First Data debt.

(iv)

The senior notes and term loans have a blended weighted-average interest rate of 3.4%, which is subject to change as the term loans bear variable rates of interest based on the LIBO rate plus a spread.

(v)

A 0.125% change in the term loan variable interest rates would increase or decrease interest expense on a pro forma basis by $3.2 million and $6.3 million for the six months ended June 30, 2019 and for the year ended December 31, 2018, respectively.

(d)

To record the income tax impact of the pro forma adjustments utilizing a blended federal and state statutory income tax rate of 23% for the six months ended June 30, 2019 and for the year ended December 31, 2018.

(e)

The pro forma basic and diluted earnings per share calculations are based on the basic and diluted weighted average shares of Fiserv plus shares issued as part of the Merger. The pro forma basic and diluted weighted average shares outstanding are a combination of historical weighted average shares of Fiserv common stock and the share impact as part of the Merger. In connection with the Merger, Fiserv agreed to convert certain equity awards held by First Data employees into Fiserv equity awards. At this time, Fiserv has not completed its analysis and calculations related to eligible employees and vesting schedules in sufficient detail necessary to arrive at fair value; however, the impact is not expected to be material in the context of the transaction and thus has not been reflected in the diluted weighted average shares. Weighted average shares outstanding are as follows:

Pro forma basic weighted average shares (in millions)	Six months ended June 30, 2019	Year ended December 31, 2018
Historical Fiserv weighted average shares outstanding—basic	392.1	405.5
Shares of Fiserv common stock to be issued to First Data stockholders pursuant to the Merger	286.6	286.6

Pro forma weighted average shares—basic	678.7	692.1

Pro forma diluted weighted average shares (in millions)	Six months ended June 30, 2019	Year ended December 31, 2018
Historical Fiserv weighted average shares outstanding—diluted	399.4	413.7
Shares of Fiserv common stock to be issued to First Data stockholders pursuant to the Merger	286.6	286.6

Pro forma weighted average shares—diluted	686.0	700.3